Exhibit 5.1

Our Ref.:

NW18 HSN HOLDINGS PLC

FC 24, 7th floor,

sector 16A,

Film City, Noida,

Uttar Pradesh,

201301, India

            , 2012

Dear Sirs

Re:	CYPRUS LEGAL OPINION IN RELATION TO NW18 HSN HOLDINGS PLC

We are lawyers qualified to practice in Cyprus and we have been asked to give the following legal opinion as to matters relating to Cyprus law (the “Opinion”) pursuant to the offering (the “Offering”) by NW18 HSN HOLDINGS PLC, a public company limited by shares, incorporated under the laws of Cyprus, with registration number 175604 (the “Company”) of                      new ordinary shares, with a nominal value of USD 0.04 per share (the “Offer Shares”) and the sale by certain shareholders, namely                     ,                      and                      (the “Selling Shareholders”) of                      ordinary shares of USD 0.04 per share (the “Sale Shares”).

A. Documents examined

We have examined copies of all documents we have deemed relevant to this opinion letter, consisting of the following (the “Opinion Documents”):

1.	An extract of the Company’s Register of Members, certified as true by the Secretary of the Company dated ;

2.	An incumbency certificate issued by the Secretary of the Company dated (the “Incumbency Certificate”);

3.	Share Certificates numbered to (inclusive of both) representing the Sale Shares;

4.	Instruments of Transfer between , as transferor and Citigroup Global Markets Inc. [or ] as transferee, dated transferring the [insert number of Sale Shares];

5.	Unanimous written Resolution of the Directors /minutes of the meeting of the Board of Directors of the Company dated , approving the transfer of the Sale Shares to Citigroup Global Markets Inca.

6.	Share Certificates numbered to (inclusive of both) representing the Offer Shares;

7.	Unanimous written Resolution of the Directors / minutes of a meeting of the Board of Directors of the Company dated in relation to, inter alia, the approval and authorisation of the execution of the Underwriting Agreement and the Prospectus;

8.	Unanimous written resolution of the Directors/ minutes of the meeting of the Board of Directors of the Company dated , convening an Extraordinary General Meeting of the members of the Company;

9.	Minutes of an Extraordinary General Meeting of the Company dated , resolving to, inter alia, waive any pre-emption rights in relation to the Offer Shares and authorising the Directors to allot the same to such persons as they deem appropriate;

10.	Unanimous written resolution of the Directors/ minutes of the meeting of the Board of Directors of the Company dated resolving to allot and issue the Offer Shares to Citigroup Global Markets Inc and/or ;

11.	Unanimous written resolution of the Directors/ minutes of the meeting of the Board of Directors of the Company dated resolving the allotment and issue of the Offer Shares to the investors mentioned therein;

12.	Confirmation from the Board of Directors of the Company that each Sale Share is fully paid up and non – assessable, dated ; and

13.	The underwriting agreement between Citigroup Global Markets Inc, the Company and the Selling Shareholders dated (the “Underwriting Agreement”);

14.	The registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission on or about the date of this Opinion (the “Registration Statement”), including the related prospectus contained there in (the “Prospectus”);

15.	The Company’s memorandum and articles of association, certified as true by the Secretary of the Company on ;

16.	The Company’s certificate of incorporation and change of name, issued by the Registrar of Companies on ;

17.	The Company’s certificate of registered Office Address, issued by the Registrar of Companies on ;

18.	The Company’s Certificate of Directors and Secretary, issued by the Registrar of Companies on ;

19.	The Company’s Certificate of Share Capital, issued by the Registrar of Companies on ;

20.	The Company’s Certificate of Good Standing, issued by the Registrar of Companies on ;

21.	Confirmation and representation letter from the Directors of the Company confirming and representing, inter alia, the accuracy of documents reviewed for this Opinion, dated

B. Laws of the Republic of Cyprus

We have not made any investigation of the laws of any jurisdiction other than the Republic of Cyprus and we do not therefore express (whether directly or indirectly) any opinion in relation thereto. This Opinion is given only with respect to the currently applicable laws of the Republic of Cyprus and on the basis that it will be governed by and construed in accordance with such laws.

C. Assumptions

Save as otherwise disclosed herein, we have assumed the following:

1.	The conformity to the originals of the Opinion Documents supplied to us as copied, conformed or facsimile copies and the authenticity and completeness of the Opinion Documents supplied to us as originals;

2.	The accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

3.	The due compliance of the Company with all applicable laws other than the laws of Cyprus in so far as laws of Cyprus apply or relate to the Offering;

4.	That no laws (other than the laws of the Republic of Cyprus) which may apply with respect to the Prospectus and/or the Underwriting Agreement or the transactions and matters contemplated thereby would be such as to affect any of the opinions stated herein;

5.	That there are no other agreements or arrangements between any of the parties to or included in or referred to in the Opinion Documents which modify or supersede any of the terms and conditions of the Opinion Documents.

6.	That any signatures that appear on the Opinion Documents are genuine of those whose name appears to be the signatory thereon.

7.	That no corporate or other action has been taken (and no steps have been taken or legal proceedings started) for the liquidation, winding up, dissolution, reorganisation or administration of, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officers of any of the parties other than the Company, or any of their respective assets other than the assets of the Company.

9.	That there are no vitiating factors of which we are unaware, such as fraud, undue influence or duress, which might affect the options expressed in this letter.

We have not independently verified any of the above assumptions.

D. Opinions

Based upon and subject to the foregoing, and subject to the qualifications mentioned below and to any matters not disclosed or provided to us, we are of the opinion that:

1.	The Offer Shares, other than the Sale Shares, have been duly created and their allotment and issue in accordance with the Prospectus have been duly authorised; and once the value for each Offer Share is paid to the Company and once issued (and registered in the statutory books and registers of the company) in accordance with the laws of Cyprus and pursuant to the relevant terms of the Prospectus and/or the Underwriting Agreement, the Offer Shares, other than the Sale Shares, will be validly issued and considered as fully paid and will be non –assessable (the term ‘non –assessable’ is understood to mean that solely by virtue of their status as holders of the Offer Shares, these holders will not be subject to any calls or assessments on their fully paid Offer Shares to make any further payment to the Company or to cover any liabilities of the Company).

2.	The Sale Shares have been duly authorised, validly allotted and issued and are fully paid up and non –assessable (the term ‘non –assessable’ is understood to mean that solely by virtue of their status as holders of the Sale Shares, these holders will not be subject to any calls or assessments on their Sale Shares, which as noted are fully paid, to make any further payment to the Company or to cover any liabilities of the Company).

E. Qualifications

This Opinion is given upon and is subject to the following qualifications:

1.	We have not given any advice and cannot and do not offer any opinion whatsoever as to the commercial nature of the transactions contemplated by or related to the Registration Statement and/or Underwriting Agreement. Except as expressly stated herein, we have not given any advice and cannot and do not offer any opinion whatsoever on the question whether the terms of the Registration Statement and/or Underwriting Agreement and the arrangements effected by any such documents to achieve for the Company or any other person any particular accounting, tax or regulatory treatment;

2.	The above represent our opinions as to the issues addressed and they are based upon current laws of Cyprus and practice (and interpretation thereof), which is of course subject to change; and

3.	We express no opinion on matters of fact other than those constituting conclusions of law and give no assurance that we could or would be prepared to repeat all or any of the such opinions as a future date or with reference to any documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the captions “Taxation” and “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the United States Securities Act of 1933, as amended (the “Securities Act”), or that we are within the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

Aristodemou Loizides Yiolitis LLC

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